Exhibit 10.2

Restricted Stock with Performance Triggers                                [Participant Name]

ION Geophysical Corporation
Third Amended and Restated 2013 Long Term Incentive Plan

RESTRICTED STOCK AGREEMENT

1.
Grant of Restricted Stock Shares. On [Grant Date] (the “Grant Date”), ION Geophysical Corporation (the “Company”) granted [Restricted Stock Amount (Restricted Stock Amount)] shares of restricted Common Stock (the “Restricted Stock”) in the Company to [PARTICIPANT NAME] (the “Participant”) subject to the terms of this Restricted Stock Agreement (this “Agreement”), and subject and pursuant to the terms of the Company’s Third Amended and Restated 2013 Long Term Incentive Plan (the “Plan”). The Restricted Stock and its release are subject in all respects to the terms as set forth in the Plan, a copy of which is available from the General Counsel of the Company, and to any rules promulgated pursuant to the Plan by the Committee. Capitalized terms not otherwise defined herein are as defined in the Plan. The effectiveness of such grant is expressly conditioned upon Participant executing and returning this Agreement to the Company’s General Counsel.

2.
Dividends and Voting Rights. Participant shall not be entitled to receive any dividends paid with respect to the Restricted Stock that become payable except as to any Restricted Stock that has vested as set forth below in this Agreement. From the Grant Date, Participant shall be entitled to vote the shares of Restricted Stock, even if it they have not vested, to the same extent as would have been applicable to Participant if Participant was then vested in the shares of Restricted Stock; provided, however, that Participant shall not be entitled to vote the shares of Restricted Stock with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which Participant has forfeited such shares of Restricted Stock.

3.
Deposit of Restricted Stock. Upon vesting and satisfying all applicable tax withholding obligations, the Company shall cause a book-entry registration or certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Participant is a party) in Participant’s name evidencing the shares of Restricted Stock that have vested. Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Stock is not transferable and shall be held by Company in such depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the vesting of the shares pursuant to the terms of the Plan and this Agreement. In the Company’s sole discretion, the Restricted Stock may be evidenced by an electronic book-entry account in Participant’s name created by the Company’s stock transfer agent. No book-entry registration or physical certificates evidencing the Restricted Stock will be issued to Participant until the satisfaction of all vesting conditions set forth herein and the satisfaction of all applicable tax withholding obligations. Participant shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock.

4.
Vesting. Subject to Paragraph 5 below, Participant’s Restricted Stock shall become vested, if at all, only upon the satisfaction of both the Time Measure and the Performance Measure, each as outlined below.

(a)
Time Measure. The “Time Measure” shall be satisfied with respect to an award of Restricted Stock only if Participant is an Employee, Director, or Consultant in continuous service with the Company between the Grant Date and the Vesting Date as provided in the following schedule:

Vesting Date	Time Vested Percentage
[First Anniversary of the Grant Date]	33.33%
[Second Anniversary of the Grant Date]	66.66%
[Third Anniversary of the Grant Date]	100%

(b)
Performance Measure. The “Performance Measure” shall be satisfied, if at all, based on the trading price for the Company’s Common Stock following the Grant Date. For this purpose, the Company shall measure the volume weighted average price per Share during the period between the Grant Date and [Third Anniversary of the Grant Date]. The “Performance Measure” requires, as to each VWAP Amount listed below, that, during the period commencing on the Grant Date and concluding on [Third Anniversary of the Grant Date], the volume weighted average price per Share, as determined by the Company based on the NYSE reported closing Share price, over a twenty (20) consecutive trading day period, meets or exceeds the VWAP Amount in the table below. If (and only if) such Performance Measure is satisfied as to a particular VWAP Amount during such three (3) year time period, then the designated portion of the Performance Measure shall be satisfied based on the following schedule:

VWAP Amount	Performance Vested Percentage
$[1st Trigger]	33.33%

$[2nd Trigger]	66.66%

$[3rd Trigger]	100%

For the avoidance of doubt, satisfaction of the [3rd trigger] VWAP Amount satisfies, per se, the two lower VWAP Amounts; and satisfaction of the [2nd trigger] VWAP Amount satisfies, per se, the [1st trigger] VWAP Amount. For the purposes of this Agreement, the Committee shall have the same authority to adjust all or any of the VWAP Amounts above in those circumstances that are mentioned in the Plan that confer on the Committee the authority to adjust the aggregate number of Shares that may be issued under the Plan, the number of Shares subject to Incentive Awards, the price per Share for outstanding Incentive Awards, the Performance Period and/or Performance Criteria for outstanding Incentive Awards, the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Incentive Awards, the number of shares and type of Common Stock (or other securities or property) subject to outstanding Incentive Awards, the number of shares and type of Common Stock (or other securities or property) subject to the annual per-individual limitation under Section 1.4 of the Plan, the Option Price of each outstanding Incentive Award, and/or the number of or Option Price of Shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan.

(c)
Calculation of Vested Percentage. The portion of Participant’s Restricted Stock which is vested at any time shall be equal to (i) the total number of shares of Restricted Stock awarded in Paragraph 1 above, multiplied by (ii) the lesser of (x) the Time Vested Percentage, or (y) the Performance Vested Percentage. No portion of the Restricted Stock will be vested prior to the date the vested percentage for each of the Time Measure and the Performance Measure is at least 33.33%.

5.
Early Vesting on Certain Events; Transfer and Forfeiture of Restricted Stock. Sections 7.6(c), 7.6(d), 7.7(b), 7.7(d), 7.7(e) of the Plan shall not apply to the shares of Restricted Stock subject to this Agreement. Section 7.5 of the Plan shall continue to apply. In addition to (and notwithstanding anything to the contrary

Exhibit 10.2

in) the vesting criteria set forth in Paragraph 4 above, Participant shall become fully vested in the shares of Restricted Stock awarded hereunder (to the extent not already vested), as follows:

(a)
Death or Disability. If Participant’s employment is terminated by reason of Participant’s death or Disability, then (i) the Time Measure for Participant’s shares of Restricted Stock shall become fully vested upon Participant’s Date of Termination; and (ii) thereafter, the shares of Restricted Stock shall vest if, and only if, the Performance Measure is satisfied during the performance period set forth in Paragraph 4(a) above, and the Participant, in such case, need not be an Employee, Director, or Consultant during the satisfaction of the Performance Measure. (For the avoidance of doubt, this Paragraph 5(a) is not intended to remove or modify the Performance Measure vesting provision. Rather, this provision is intended to allow Participant’s shares of Restricted Stock to vest, in the event of death or Disability, as if he or she had remained employed by Company (or a Subsidiary) during the performance period to the extent the Performance Measure is attained.).

(b)	Change of Control. If a Change in Control occurs prior to the date some or all of the shares of Restricted Stock become vested, then the provisions of this Paragraph 5(b) shall apply as follows:

(1)	The Performance Measure shall be deemed achieved at the 100% level on the day immediately preceding a Change in Control.

(2)	The shares of Restricted Stock shall remain subject to and become vested based on satisfaction of the Time Measure restriction set forth in Paragraph 4(a) above.

(3)
Notwithstanding Paragraphs 5(b)(1) and (2), the shares of Restricted Stock shall become fully vested at the 100% level on the Participant’s Date of Termination if Participant is Involuntarily Terminated by the Company. As used in this paragraph, “Involuntarily Terminated” means Participant’s employment with the Company (or, if applicable the Company’s (or the Company’s successor’s) affiliates) ceases during the twelve month period beginning on the effective date of the Change in Control due to either (i) employment termination by the Company for reasons other than (a) Participant’s gross negligence or willful misconduct in the performance of duties with the Company or (b) Participant’s final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) resignation by Participant after (x) a reduction by the Company of Participant’s authority, duties or responsibilities immediately prior to the Change in Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of Participant’s offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Participant), (b) a material reduction of Participant’s base salary or total compensation as in effect immediately prior to the Change in Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan (and not reductions in any annual bonus or long-term incentives actually paid, which shall remain at the sole discretion of the Company), or (c) Participant’s transfer, without Participant’s express written consent, to a location which is outside the general metropolitan area in which Participant’s principal place of business immediately prior to the Change in Control may be located or the Company requiring Participant to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

(4)	After a Change in Control, if and as the Time Measure restriction is satisfied or Participant is Involuntarily Terminated, Participant shall be entitled to receive, in lieu

Exhibit 10.2

of the number of shares of Restricted Stock that Participant would have received on the applicable Vesting Date, shares of capital stock of the Company’s successor or other securities or property, such as cash, equal in value to the number of shares of Restricted Stock that Participant would have received, multiplied by the NYSE reported closing Share price on the day immediately preceding the Change in Control.

(c)
Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until Participant is vested in such shares. Except as otherwise provided in this Paragraph 5, if Participant’s Date of Termination occurs prior to full vesting, Participant shall forfeit the then unvested shares of Restricted Stock as of Participant’s Date of Termination. Participant’s “Date of Termination” shall be the day, hour, minute and second occurring on or after the Grant Date at which time Participant is no longer employed by the Company or any Subsidiary (that is, the last second that Participant was employed), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that Participant’s employment shall not be considered terminated while Participant is on a leave of absence from the Company or a Subsidiary approved by Participant's employer.

6.
Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of Participant or benefits distributable to Participant under this Agreement have not been exercised or distributed, respectively, at the time of Participant’s death, such rights shall be exercisable by the legal representative of the estate of Participant.

7.
Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

8.
Plan Governs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Participant from the office of the General Counsel of the Company.

9.	Amendment. This Agreement may only be amended by written agreement of Participant and the Company.

10.
Tax Requirements. The Company shall have the right to deduct any federal, state, or local taxes required by law to be withheld with respect to the award of Restricted Stock made hereunder. Participant shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Restricted Stock.

11.
Not an Employment Contract. No award of Restricted Stock shall confer on Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

12.
Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either sent by nationally recognized overnight courier, or by postage paid first class mail. Notices sent by U.S. mail shall be deemed received on the date of actual receipt. Notices sent by nationally recognized overnight courier shall be deemed received upon the first day that the courier attempts delivery at the recipient’s address. Notices shall be directed, if to Participant,

Exhibit 10.2

at Participant’s address indicated by the Company’s records, and if to the Company, at the Company's principal executive office, to the attention of the General Counsel.

13.
Applicable Law; Dispute Resolution. Except to the extent preempted by federal or Delaware law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict-of-law rules or principles that would result in the laws of another state being applied. TO THE MAXIMUM EXTENT PERMITTED BY LAW, COMPANY AND PARTICIPANT EACH WAIVES ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN COMPANY AND PARTICIPANT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS RELATED HERETO. The prevailing party in any litigation or other proceeding to enforce the terms of this Agreement shall be entitled to recoup its reasonable attorneys’ fees and costs from the non-prevailing party. To the fullest extent permitted by law, the parties agree that any suit or proceeding arising out of or relating to this Agreement shall be brought in court in Harris County, Texas, to the exclusion of any other forum or venue.

[Signature Page Follows]

Exhibit 10.2

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.

ION Geophysical Corporation

By:
Name: [Signatory Name]
Title: [Signatory Title]

Address for Notices:
ION Geophysical Corporation
Attn: General Counsel
2105 CityWest Blvd., Suite 100
Houston, TX 77042

ACKNOWLEDGED AND AGREED BY:

PARTICIPANT:

[Participant Name]